April 13, 2006

Board of Directors

Probe Manufacturing, Inc.

3050 Pullman Street

Costa Mesa, CA 92626

Dear Members of the Board of Directors,

I hereby resign from my position as chairman of the board of directors and as a member of the board of directors of Probe Manufacturing, Inc. effective immediately. I truly wish the Company and all of its employees, Officers, and Directors success in the future.

Sincerely,

/s/ Dennis Benner

Dennis Benner
Director and Chairman, Probe Manufacturing, Inc.